Exhibit 99.1

FEDERAL TRADE COMMISSION ISSUES REMEDY IN CASE AGAINST RAMBUS

Royalty rate imposed for SDRAM and DDR SDRAM devices and controllers, no effect on DDR2 SDRAM devices or controllers

LOS ALTOS, CALIFORNIA, UNITED STATES - 02/05/2007 Rambus Inc. (Nasdaq:RMBS), one of the world’s premier technology licensing companies, today announced that the Federal Trade Commission (FTC) has issued its order with respect to remedy in the matter against Rambus Inc.

The Commission has issued an Order setting the maximum royalty rate that Rambus can collect on sales made of certain JEDEC-compliant parts after the Order becomes effective, as follows: 0.25% for SDRAM products; 0.5% for DDR SDRAM products; 0.5% for SDRAM memory controllers or other non-memory chip components; and 1.0% for DDR SDRAM memory controllers or other non-memory chip components. The Commission has further provided in its Order that these maximum rates will be in effect for three years, after which time the maximum rates will be 0%. The Order also mandates that Rambus offer a license for these products on terms set by the Commission, including a further cap on the non-memory rates that can be sought on broader systems.

The Commission determined that its remedy would not apply to DDR2 SDRAM or other post-DDR JEDEC standards.

“While we believe it appropriate that the Commission did not reach DDR2, GDDR2, or succeeding generations, we are nevertheless disappointed that the Commission’s remedy with respect to SDRAM and DDR SDRAM continues to ignore the extensive findings of fact made by its own Chief Administrative Law Judge McGuire,” said Tom Lavelle, senior vice president and general counsel for Rambus. “Because we strongly disagree with a number of the Commission’s determinations, we plan to appeal its decision. We believe that a fair review of the underlying facts will restore the perspective of the Chief ALJ who exonerated Rambus by dismissing the complaint.”

Rambus intends to move for a stay of the Order pending its appeal of both the liability findings and the remedy. Absent a stay, this Order will become effective in 60 days.

The FTC brought antitrust charges against Rambus in 2002. Chief Administrative Law Judge Stephen McGuire held a three month trial on these charges in the spring of 2003, after which he dismissed the FTC’s complaint in early 2004. Chief Judge McGuire’s initial decision made over 1,600 detailed findings of fact in Rambus’ favor. The FTC’s own Complaint Counsel appealed this initial decision to the Commissioners, who have now rendered this decision with respect to remedy. For more information about the case, see www.ftc.gov, docket # 9302.

About Rambus Inc.

Rambus is one of the world’s premier technology licensing companies specializing in the invention and design of high-speed chip interfaces. Since its founding in 1990, the Company’s patented innovations, breakthrough technologies and renowned integration expertise have helped industry-leading chip and system companies bring superior products to market. Rambus’ technology and products solve customers’ most complex chip and system-level interface challenges enabling unprecedented performance in computing, communications and consumer electronics applications. Rambus licenses both its world-class patent portfolio as well as its family of leadership and industry-standard interface products. Headquartered in Los Altos, California, Rambus has regional offices in North Carolina, India, Germany, Japan, Korea and Taiwan. Additional information is available at www.rambus.com.